EXHIBIT 23.4

QuikBiz Internet Group, Inc. and Subsidiaries
Ft. Lauderdale, FL

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

I hereby consent to the use in the Prospectus constituting a part of this Registration Statement of my report dated December 22, 1999, relating to the financial statements of Gallaspy & Lobel, Inc. which is contained in that Prospectus. My report contains an explanatory paragraph regarding the ability of Gallaspy & Lobel, Inc. to continue as a going concern.

I also consent to the reference to me under the caption "Experts" in the Prospectus.

                                      /s/ Charles A. Nichols, C.P.A., P.C.
                                          CHARLES A. NICHOLS, C.P.A., P.C.






Fort Lauderdale, FL
February 4, 2000